                                                                    EXHIBIT 99.1


SALTON REPORTS FOURTH QUARTER AND YEAR-END RESULTS

DOMESTIC OPERATIONS GENERATE FIRST QUARTER OF REVENUE GROWTH SINCE FISCAL YEAR 2002; COST CUTTING INITIATIVES AHEAD OF TARGETS


LAKE FOREST, Ill., -- Salton, Inc. (NYSE: SFP) announced today its fiscal 2004 results for the fourth quarter and full year ended July 3, 2004. The Company reported net sales of $249.7 million for the fourth quarter, versus $189.2 million for the fiscal 2003 fourth quarter. Salton reported a loss of $50.2 million, or $(4.42) per share, versus a loss of $8.8 million or $(0.79) per share for the same period of 2003. Net sales increased due to the inclusion of an additional $42.5 million in sales from Amalgamated Appliances Holdings Limited ("AMAP") as a result of growth and the inclusion of a full fourth quarter of sales. The Company had $9.4 million in favorable currency effects and $5.8 million of growth in other international operations. Domestic sales grew by $2.8 million, the first increase in the U.S. since the 2002 fiscal year. The George Foreman product line posted a global increase in sales of 7.1% for the fourth quarter.

The loss in the fiscal 2004 fourth quarter included a $23.6 million pre-tax charge associated with the U.S. restructuring plans. The restructuring charge consists of $20.2 million related to the write-down of certain inventory identified for liquidation as part of the Company's decision to rationalize warehouse and distribution facilities; $1.7 million for the discontinuation of several marketing programs; $1.2 million of consulting and legal costs directly associated with the development and implementation of the restructuring plans and $0.5 million in severance.

The fourth quarter also reflects pre-tax charges taken related to the restructuring efforts and subsequent valuation reviews in light of those decisions, which include a $6.5 million intangible asset impairment charge and a $3.8 million fixed asset charge primarily related to tooling.

Other items impacting the 2004 fourth quarter results include a $6.9 million charge for the establishment of a valuation allowance against certain foreign income tax credits and a $5.0 million pre-tax loss on the early extinguishment of debt.

Excluding these restructuring charges and other items, the Company would have reported a fourth quarter net loss of $19.2 million, versus a net loss of $8.8 million in the fiscal 2003 fourth quarter. A reconciliation of the amounts is included in the supplemental schedule contained in this press release. These non-GAAP measurements are provided to help investors understand the Company's financial results given the significant impact of the U.S. operation's restructuring activities. Future restructuring charges related to the closure of facilities and other items are expected to be less than $2.0 million.

For the full-year, the Company reported net sales of $1.1 billion versus $894.9 million in the fiscal 2003 period. Net sales increased due to the inclusion of an additional $206.4 million in sales for a full year of AMAP. The Company had $29.2 million in favorable currency effects and $12.6 million of growth in other international operations. These increases were offset by a $66.5 million decline in the domestic market primarily due to a decrease in George Foreman product sales in the first part of the year. For the full-year, Salton reported a net loss of $95.2 million, or $(8.45) per share, versus net income of $8.0 million, or $0.53 per diluted share in the fiscal 2003 period. Excluding the aforementioned charges for the fourth quarter and a non-cash intangible asset write-off of $34.3 million in the third quarter, Salton would have reported a loss of $38.2 million for the 2004 fiscal year, versus net income of $8.5 million for the 2003 fiscal year. A reconciliation of the amounts is included in a supplemental schedule that is contained in this press release.

On May 11, 2004, Salton announced a decision to restructure its U.S. operations under a plan to reduce annual domestic operating expenses by a minimum of $40.0 million through a 25% reduction in U.S. personnel, the closure of several facilities, a reduction in advertising, infomercial and cooperative advertising expenses, and other consolidation and cost reduction initiatives. During the month of July, the Company's SG&A and distribution cost reductions exceeded budgeted expectations. The Company expects that the reduction in annual domestic operating expenses resulting from its U.S. restructuring plan will exceed $40.0 million.

"Since we announced plans to restructure our U.S. operations, we have aggressively pursued initiatives to realign our domestic cost structure with our current level of domestic revenue," said Leonhard Dreimann, Salton's Chief Executive Officer. "These actions have lowered our operating costs in the U.S., allowing us to significantly improve our operating results going forward. Our fourth quarter sales results, which included our first quarter of revenue growth in the U.S. in two years, suggest domestic sales are stabilizing. Recently, we entered into an amended revolving credit agreement, which has increased our financial flexibility and will allow us to meet our working capital needs during the holiday season. Our international operations continue to generate strong growth, as results from South Africa, Europe and Australia continue to underpin our business."

Business Outlook:

"Although we have been highly focused on reducing costs domestically, Salton is recognized as an innovator in product development, and introduced over 40 new products at the Housewares Show last Spring," continued Mr. Dreimann. "We have already seen strong interest from retailers for the George Foreman The Next Grilleration(TM), which has removable grilling plates, making cleaning easier. We are confident that the added convenience provided by this new grill will trigger a replacement cycle among our existing customers. In addition to the Foreman line of grills, we introduced many new products at the Housewares Show which were well received."

The Company's executives will hold a conference call today that will take place at 9:00 a.m. ET. Leonhard Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer and David Mulder, Executive Vice President, Chief Administrative Officer and Senior Financial Officer will host the call. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. Please reference Conference I.D. Number 9722640. There will be a playback available two hours after the call is completed. The playback will be available until midnight, September 22, 2004. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use Conference I.D. 9722640 for the replay.

This call is being webcast and can be accessed at Salton's web site at www.saltoninc.com until September 22, 2004. The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives".

Non-GAAP Measurements

In addition to the reported GAAP results provided throughout this document, the Company has provided non-GAAP measurements that present earnings excluding specified items affecting comparability. Details of the items are presented in the tables within this document. Reconciliations from GAAP reported results to non-GAAP reported measurements described in this press release are provided in the financial tables attached to this document. Also, reconciliations from GAAP reported results to non-GAAP measurements that may be discussed on this morning's earnings conference call can be found on Salton's Web site at www.saltoninc.com.

Salton, Inc. has provided these non-GAAP measurements as a way to help investors better understand earnings and enhance comparisons of our earnings from period to period. Among other things, our management uses the earnings results, excluding items affecting comparability, to evaluate the performance of its businesses. There are inherent limitations in the use of earnings, excluding items affecting comparability, because actual results do include the impact of these items. The non-GAAP measures are intended only as a supplement to the comparable GAAP measures and we compensate for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with the non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, electronics, tabletop products, time products, lighting products, picture frames and personal care and wellness products. We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). We believe our strong market position results from our well-known brand names, our high quality and innovative products, our strong relationships with our customer base and our focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.

CONTACT: CEOcast, Inc.
Investors:
Ken Sgro, 212-732-4300

Unaudited Reconciliation of Pro Forma Non-GAAP Adjustments (In thousands)

The following represents a reconciliation (unaudited) of GAAP net income (loss) to pro forma non-GAAP net income.

Pro Forma Non-GAAP Only

                                                                                     Fourth Quarter Ended
(In thousands)                                                                  July 3, 2004     June 28, 2003
                                                                                ------------     -------------
PRE-TAX INCOME
Consolidated-reported pre-tax income                                               $(58,944)       $(13,963)
        Restructuring charges                                                        23,585            --
        Intangible Asset Impairment                                                   6,531            --
        Loss on early extinguishment of debt                                          5,049            --
        Tooling Write-off                                                             3,717            --
                                                                                   ---------       ---------
Consolidated-operating income excluding items affecting comparability              $(20,062)       $(13,963)

NET INCOME (AFTER TAX)
Consolidated-reported net income (after tax)                                       $(50,242)       $ (8,824)
        Restructuring charges                                                        14,448            --
        Intangible Asset Impairment                                                   4,252            --
        Foreign Income Tax Credit Valuation Allowance                                 6,947            --
        Loss on early extinguishment of debt                                          3,093               0
        Tooling Write-off                                                             2,277               0
                                                                                   ---------       ---------
Consolidated-net income excluding items affecting camparability                    $(19,225)       $ (8,824)

EARNINGS PER SHARE
Consolidated-reported earnings per share                                           $  (4.42)       $  (0.79)
        Restructuring charges                                                          1.27            --
        Intangible Asset Impairment                                                    0.37            --
        Foreign Income Tax Credit Valuation Allowance                                  0.61            --
        Loss on early extinguishment of debt                                           0.27            --
        Tooling Write-off                                                              0.20            --
                                                                                   ---------       ---------
Earnings per share excluding items affecting comparability                         $  (1.69)       $  (0.79)
                * Earnings per share number may not be additive due to rounding

                                                                                           Year Ended
(In thousands)                                                                     July 3, 2004 June 28, 2003
                                                                                   ------------ -------------
PRE-TAX INCOME
Consolidated-reported pre-tax income                                               $(107,516)   $  10,916
        Restructuring charges                                                         23,585         --
        Intangible Asset Impairment                                                   40,855          800
        Loss on early extinguishment of debt                                           5,049         --
        Tooling Write-off                                                              3,717         --
                                                                                   ------------ -------------
Consolidated-operating income excluding items affecting comparability              $ (34,310)   $  11,716

NET INCOME (AFTER TAX)
Consolidated-reported net income (after tax)                                       $ (95,172)   $   7,971
        Restructuring charges                                                         14,448         --
        Intangible Asset Impairment                                                   30,188          489
        Foreign Income Tax Credit Valuation Allowance                                  6,947         --
        Loss on early extinguishment of debt                                           3,093            0
        Tooling Write-off                                                              2,277            0
                                                                                   ------------ -------------
Consolidated-net income excluding items affecting camparability                    $ (38,219)   $   8,460

EARNINGS PER SHARE
Consolidated-reported earnings per share                                           $   (8.45)   $    0.53
        Restructuring charges                                                           1.28         --
        Intangible Asset Impairment                                                     2.68         0.03
        Foreign Income Tax Credit Valuation Allowance                                   0.62         --
        Loss on early extinguishment of debt                                            0.27         --
        Tooling Write-off                                                               0.20         --
                                                                                   ------------ -------------
Earnings per share excluding items affecting comparability                         $   (3.39)   $    0.56
                * Earnings per share number may not be additive due to rounding


Pro Forma Non-GAAP Only

The above pro forma non-GAAP statements are based upon the Company's unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, Salton believes pro forma non-GAAP reporting provides meaningful insight into the company's ongoing economic performance and therefore uses pro forma non-GAAP reporting internally in evaluating and managing the Company's operations. Salton has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and to illustrate the results of ongoing operations.

                                   SALTON, INC
                          CONSOLIDATED INCOME STATEMENT
                    (Dollars in Thousands except share data)


                                                QTR 4            QTR 4
                                                FY04              FY03           FY04            FY03
                                             ------------    ------------    ------------    ------------
NET SALES                                    $    249,717    $    189,240    $  1,076,735    $    894,908
Cost of Sales                                     204,411         132,675         751,012         578,826
Total Distribution Expense                         17,824          14,015          72,088          58,475
                                             ------------    ------------    ------------    ------------
GROSS PROFIT                                       27,482          42,550         253,635         257,607
Total Selling, General & Administrative            62,650          47,213         273,257         208,203
Intangible Impairment Loss                          6,531               0          40,855             800
Restructuring Charges                               1,798               0           1,798               0
                                             ------------    ------------    ------------    ------------
OPERATING INCOME (LOSS)                           (43,497)         (4,663)        (62,275)         48,604
Interest (Income) Expense                          10,398           9,558          40,192          40,204
Loss - Early Settlement of Debt                     5,049               0           5,049               0
FMV adjustment on Derivatives                           0            (258)              0          (2,516)
                                             ------------    ------------    ------------    ------------
INCOME (LOSS) BEFORE TAXES                        (58,944)        (13,963)       (107,516)         10,916
Income Taxes                                      (11,793)         (5,399)        (20,089)          2,685
Minority Interest                                   3,091             260           7,745             260
                                             ------------    ------------    ------------    ------------
NET INCOME (LOSS)                            $    (50,242)   $     (8,824)   $    (95,172)   $      7,971
                                             ============    ============    ============    ============
WEIGHTED AVG COMMON SHARES OUTSTANDING         11,370,282      11,185,533      11,258,157      11,152,374
WEIGHTED AVG COMMON & COMMON EQUIV SHARE       11,370,282      11,185,533      11,258,157      15,114,444

NET INCOME (LOSS) PER COMMON SHARE: BASIC           (4.42)          (0.79)          (8.45)           0.71
NET INCOME (LOSS) PER COMMON SHARE: DILUTED         (4.42)          (0.79)          (8.45)           0.53

                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

ASSETS                                                          7/3/04       6/28/03
------
CURRENT ASSETS:
---------------
   Cash                                                       $  80,847    $  53,102
   Accounts Receivable, net                                     180,391      198,511
   Inventories, net                                             253,627      217,317
   Prepaid expense and other current assets                      21,267       18,203
   Prepaid income taxes                                               0        9,606
   Deferred tax asset                                            25,742       12,825
                                                              ---------    ---------
       TOTAL CURRENT ASSETS                                     561,874      509,564

 Net Property, Plant and Equipment                               81,152       69,970

Tradenames                                                      184,421      191,963
Goodwill                                                              0       26,953
Non-current deferred tax asset                                   11,589            0
Other assets, net                                                15,516       13,922
                                                              ---------    ---------
TOTAL ASSETS                                                  $ 854,552    $ 812,372
                                                              =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt            $  48,667    $  27,911
   Accounts payable                                             137,671       73,548
   Accrued expenses                                              60,627       54,613
   Income Taxes Payable                                           8,805            0
                                                              ---------    ---------
       TOTAL CURRENT LIABILITIES                                255,770      156,072

Non-current deferred tax liability                                   (0)       8,311
Long-term debt                                                  100,000       76,119
Other Notes Payable                                                 761          873
Senior subordinated notes due 2005                              125,000      125,000
Senior subordinated notes due 2008, including an adjustment
   of $9,581 and $12,081 to the carrying value related to
   interest rate swap agreements, respectively                  158,642      160,896
Other long term liabilities                                      17,288       16,240
                                                              ---------    ---------
       TOTAL LIABILITIES                                        657,461      543,511
Minority Interest                                                23,515       14,957
STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; authorized,
     2,000,000 shares; 40,000 shares issued                           0            0
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2004-11,370,282 shares, 2003-11,186,905 shares                 148          148
   Treasury stock                                               (65,793)     (67,019)
   Additional paid-in capital                                    96,147       96,179
   Accumulated other comprehensive income                        12,668         (982)
   Retained Earnings                                            130,406      225,578
                                                              ---------    ---------
       TOTAL STOCKHOLDERS' EQUITY                               173,576      253,904
                                                              ---------    ---------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY                    $ 854,552    $ 812,372
                                                              =========    =========
